SUB-ITEM 77E

                   INVESCO QUALITY MUNICIPAL INVESTMENT TRUST

                               LEGAL PROCEEDINGS

SETTLED REGULATORY ENFORCEMENT ACTIONS AND INVESTIGATIONS RELATED TO MARKET
TIMING

     On October 8, 2004, Invesco Advisers, Inc. (Invesco), successor by merger to Invesco Aim Advisors, Inc. and INVESCO Funds Group, Inc. (IFG), both former investment advisers, along with Invesco Aim Distributors, n/k/a Invesco Distributors, Inc. (Invesco Distributors) reached final settlements with certain regulators, including the Securities and Exchange Commission (SEC), the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds (n/k/a the Invesco Funds), including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) was created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, Invesco and Invesco Distributors created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by Invesco, which was done pursuant to the terms of the settlement. The methodology of the fair funds distributions was determined by Invesco's independent distribution consultant (IDC Plan), in consultation with Invesco and the independent trustees of the Invesco Funds, and approved by the SEC on May 23, 2008.

     The IDC Plan provides for distribution to all eligible investors for the periods spanning January 1, 2000 through July 31, 2003 (for the IFG Fair Fund) and January 1, 2001 through September 30, 2003 (for the AIM Fair Fund), their proportionate share of the applicable Fair Fund to compensate such investors for injury they may have suffered as a result of market timing in the affected funds. The IDC Plan includes a provision for any residual amounts in the Fair Funds to be distributed in the future to the affected funds. Further details regarding the IDC Plan and distributions thereunder are available on Invesco's Web site, available at http://www.invesco.com/us.

PENDING REGULATORY ACTION ALLEGING MARKET TIMING

     On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission (WVASC) issued a Summary Order to Cease and Desist and Notice of Right to Hearing to Invesco and Invesco Distributors (collectively, Invesco) (Order No. 05-1318). The WVASC made findings of fact that Invesco allegedly entered into certain arrangements permitting market timing of the Invesco Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that Invesco violated the West Virginia securities laws. The WVASC ordered Invesco to cease any further violations and sought to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment" to be determined by the Commissioner. Invesco is not aware of any further efforts by WVASC to pursue the prosecution of this matter. Invesco settled all other regulatory investigations related to market timing, resulting in: 1) affected shareholders receiving restitution; 2) Invesco paying disgorgement and civil penalties; and 3) Invesco taking remedial actions to prevent market timing. Accordingly, Invesco considers this matter resolved.

OTHER ACTIONS INVOLVING INVESCO QUALITY MUNICIPAL INVESTMENT TRUST

The Trust received a shareholder demand letter dated September 1, 2010, from one of the Trust's shareholders alleging that the former board and the officers of the Trust breached their fiduciary duty and duty of loyalty and wasted Trust assets by causing the Trust to redeem Auction Rate Preferred Securities (ARPS) at their liquidation value. Specifically, the shareholders claim that the board and officers had no obligation to provide liquidity to the ARPS shareholders, the redemptions were improperly motivated to benefit the prior adviser by preserving business relationships with the ARPS holders, i.e., institutional investors, and the market value and fair value of the ARPS were less than par at the time they were redeemed. The letter alleges that the redemption of the ARPS occurred at the expense of the Trust and

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                                                                    SUB-ITEM 77E

its common shareholders. The letter demands that: 1) the Board take action against the prior adviser and trustees/officers to recover damages; 2) the Board refrain from authorizing further redemptions or repurchases of ARPS by the Trust at prices in excess of fair value or market value at the time of the transaction; and 3) if the Trust does not commence appropriate action, the shareholder will commence a shareholder derivative action on behalf of the Trust. The Board has formed a Special Litigation Committee to investigate these claims and make a recommendation to the Board regarding whether maintenance of these claims is in the best interests of the Trust. After reviewing the findings of the SLC's evaluation of the claims, the Board announced on July 12, 2011, that it adopted the SLC's recommendation and voted to reject the demands.

At the present time, management of Invesco and the Invesco Funds are unable to estimate the impact, if any, that the outcome of the regulatory inquiries and any potential pending litigation described herein may have on Invesco, Invesco Distributors or the Invesco Funds.

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